Exhibit (q)

EXECUTION VERSION

REINVESTMENT AGREEMENT

This REINVESTMENT AGREEMENT (this “Agreement”), dated as of March 6, 2025, is entered into by and among Mr. Stefano Pessina, a Monégasque citizen (“SP”), Alliance Santé Participations S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg (“ASP” and, together with SP, the “Investors” and each, an “Investor”), and Blazing Star Parent, LLC, a Delaware limited liability company (“Sycamore Parent” and, together with its affiliates, the “Sponsor Parties”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Sycamore Parent, Blazing Star Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Sycamore Parent (“Sycamore Merger Sub”), Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”) and the other parties identified therein are entering into that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which Sycamore Merger Sub will be merged with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Sycamore Parent (the “Merger”);

WHEREAS, as of the date hereof, the Investors hold the number of shares of the Company Common Stock set forth on Schedule 1 under the caption “Shares of Company Common Stock” (the “Existing Shares”);

WHEREAS, pursuant to the Merger Agreement, on or prior to the Merger Closing Date, the Company will effect the Carveout Transactions, such that, as of the Effective Time, the businesses of the Company will each be held, directly or indirectly, through parent entities formed by affiliates of Sycamore Parent prior to the Merger Closing (each such parent entity, a “Topco” and such transactions, collectively, the “Restructuring”);

WHEREAS, immediately following the Restructuring, it is expected that a Topco will indirectly hold all of the outstanding equity interests of Sycamore Parent and the Company (“Star Topco”), through a direct or indirect wholly owned subsidiary (“Star Holdings”), which will directly or indirectly own all of the outstanding equity interests of Sycamore Parent and the Company;

WHEREAS, subject to the terms and conditions of this Agreement and the Merger Agreement, the Investors collectively desire to (i) purchase equity interests of Star Topco from Star Holdings and (ii) purchase equity interests of each other Topco from such Topco, immediately following the effectiveness of the Merger and the Restructuring, in exchange for an aggregate amount of cash equal to (a) the product of (1) the number of Existing Shares and (2) the Per Share Cash Consideration (including, for avoidance of doubt, any adjustments thereto pursuant to Section 2.1(c) of the Merger Agreement) (the “Reinvestment Amount”) plus (b) an additional amount of cash equal to $77,638,645 (the “Additional Equity Investment Amount” and, together with the Reinvestment Amount, the “Aggregate Equity Investment Amount”) (such transactions, collectively, the “Reinvestment”);

WHEREAS, the number of newly issued common units or other common equity interests of each Topco purchased pursuant to the Reinvestment shall be as set forth on Schedule 1 (as updated pursuant to Section 1.1) under the applicable column under the heading “Topco Interests” (such number of units or other equity interests, the “Topco Interests”);

WHEREAS, Star Holdings and each Topco (other than Star Topco) are referred to herein as the “Equity Sellers”;

WHEREAS, the Equity Sellers and the Investors agree that the transactions contemplated by this Agreement are intended to, and shall, result in the Investors investing in the Topco Interests through the Reinvestment at the same price per unit (or other equity interest) at which the Sponsor Parties shall acquire such Topco Interests;

WHEREAS, concurrently with the execution of this Agreement, the Investors, Sycamore Parent, and Sycamore Merger Sub and certain other affiliates of Sycamore are entering into an interim investors agreement governing the parties’ rights and obligations with respect to the Transactions, including the Merger and the Restructuring, prior to the Merger Closing (the “Interim Investors Agreement”); and

WHEREAS, immediately prior to the Reinvestment Closing (as defined below), each Equity Seller will enter into a joinder to this Agreement in form and substance reasonably acceptable to the Investors and Sycamore Parent, pursuant to which such Equity Seller will agree to issue or sell the applicable Topco Interests to the Investors on the terms and conditions set forth herein and take the other actions required to be taken by such Equity Seller hereunder.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.               Reinvestment.

1.1            Closing of the Reinvestment Investment. On the terms and conditions set forth herein, immediately following the consummation of the Merger and the Restructuring, (a) the Investors shall pay to each Equity Seller, by wire transfer of immediately available funds to an account or accounts designated in writing by Sycamore Parent prior to the Merger Closing, an amount of cash equal to the amount set forth for each Equity Seller on the Allocation Schedule (as defined below), which amounts in the aggregate shall equal the Aggregate Equity Investment Amount and will be allocated pro rata among the Equity Sellers based on the respective equity values of each Topco, as set forth on the Allocation Schedule (as defined below), and (b) each Equity Seller shall issue or sell to the Investors the applicable Topco Interests, free and clear of any and all Liens (other than those transfer restrictions imposed by applicable securities law, the organizational documents of the applicable Topco or the Interim Investors Agreement or the Investors Agreement Documents (as defined in the Interim Investors Agreement)), having an aggregate value equal to the Aggregate Equity Investment Amount, which shall be the same class and series of Topco Interests issued to the Sponsor Parties or their affiliates at the Reinvestment Closing in respect of the applicable Topco, in each case at the same valuation per Topco Interest as applicable to such Sponsor Parties (the foregoing clauses (a) and (b), collectively, the “Reinvestment Closing”). At least three (3) Business Days prior to the Reinvestment Closing, Sycamore Parent shall deliver an allocation schedule (the “Allocation Schedule”) to the Investors specifying (a) the cash amounts to be paid at the Reinvestment Closing to each Equity Seller in respect of the applicable Topco Interests, (b) the equity value of each Topco (including such Topco’s subsidiaries and its and their respective business and operations), as determined by Sycamore Parent in good faith, (c) the resulting price per Topco Interest at which the Investors will acquire the Topco Interests at the Reinvestment Closing and the corresponding number of Topco Interests to be acquired by the Investors from each Equity Seller at the Reinvestment Closing, (d) any documentation to be delivered to any Equity Seller at the Reinvestment Closing pursuant to and in accordance with Section 1.3, and (e) the account or accounts to which the Investors should transfer immediately available funds to be paid at the Reinvestment Closing; provided that, for the avoidance of doubt, (i) the cash amounts set forth on the Allocation Schedule shall equal, in the aggregate, the Aggregate Equity Investment Amount, (ii) the price per Topco Interest set forth on the Allocation Schedule shall be the same price per Topco Interest at which the Sponsor Parties acquire Topco Interests at the Reinvestment Closing, and (iii) the proportion of the common equity interests at each Topco immediately following the Reinvestment Closing held by the Investors, on the one hand, and the Sponsor Parties, on the other hand, shall be the same at each Topco. Promptly following delivery of the Allocation Schedule, but in any event prior to the Reinvestment Closing, the parties hereto shall update Schedule 1 to reflect the number of Topco Interests to be issued or sold at the Reinvestment Closing by each Equity Seller to the Investors as set forth in the Allocation Schedule, and such updated Schedule 1 shall thereafter serve as Schedule 1 for all purposes hereunder and all references to Schedule 1 herein shall be references to Schedule 1 as so updated.  Notwithstanding the foregoing or anything to the contrary herein or in the Interim Investors Agreement or the Investors Agreement Documents (as defined in the Interim Investors Agreement), in the event that a Topco (the “Shields Topco”) acquires the Shields Interests at the Initial Closing in accordance with Section 1.3 of the Merger Agreement (a “Shields Early Closing”), immediately following the Reinvestment Closing with respect to each other Topco (the “Subsequent Shields Reinvestment Closing”), in lieu of an issuance of common equity interests in respect of the Shields Topco, the applicable Sponsor Party (which, for the avoidance of doubt, shall be considered an “Equity Seller” in connection with the sale described in this sentence following the Subsequent Shields Reinvestment Closing) shall transfer and sell to the Investors, and the Investors shall purchase from such Sponsor Party, the number of Topco Interests in the Shields Topco as would have been issuable hereunder in the absence of such Shields Early Closing, at the same price per Topco Interest at which such Sponsor Party acquired such Topco Interests, in exchange for an aggregate amount of cash equal to such portion of the Aggregate Equity Investment Amount as is allocated to the Shields Topco pursuant to the Allocation Schedule (which, for the avoidance of doubt, shall be calculated as set forth in this Section 1.1); provided the proportion of the common equity interests of the Shields Topco immediately following the Subsequent Shields Reinvestment Closing held by the Investors, on the one hand, and the selling Sponsor Party, on the other hand, shall be the same proportion as held by the Investors, on the one hand, and the Sponsor Parties, on the other hand, at each other Topco immediately following the Reinvestment Closing (provided that, in the case of Star Topco, any portion of the Investors’ reinvestment in the form of debt shall be treated as if it had been in the form of common equity interests immediately following the Reinvestment Closing).

1.2            Topco Deliveries. At the Reinvestment Closing (and, if applicable, at the Subsequent Shields Reinvestment Closing), each Equity Seller shall deliver to the Investors customary documentation reasonably satisfactory to the Investors evidencing (a) the issuance or sale of the Topco Interests to the Investors (and, to the extent applicable, the admission of the Investors to the applicable Topco), and (b) the issuance of any Topco Interests to any Sponsor Party, the price per Topco Interest paid by such Sponsor Party and satisfaction of the payment of the aggregate subscription price for such Topco Interests.

1.3            Investor Deliveries. At the Reinvestment Closing (and, if applicable, at the Subsequent Shields Reinvestment Closing), each Investor shall deliver to each Equity Seller (a) an applicable and properly executed Internal Revenue Service Form W-8 (together with any required attachments, to the extent applicable) and (b) such other documentation as may be necessary or reasonably advisable for the Equity Sellers or any of their affiliates to reduce or eliminate withholding or other taxes or comply with any tax or information reporting regime and that are requested by any Equity Seller no later than the date on which Sycamore Parent delivers the Allocation Schedule prior to the Reinvestment Closing.

Section 2.               Representations and Warranties of Sycamore Parent. Sycamore Parent hereby represents and warrants to the Investors, as of the date hereof (except as expressly made only as of the Reinvestment Closing), and as of the Reinvestment Closing, as follows:

2.1            Organization. Sycamore Parent is, and as of the Reinvestment Closing (and, if applicable, as of the Subsequent Shields Reinvestment Closing), Parent and each Topco will be, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Topco will have as of the Reinvestment Closing (and, if applicable, as of the Subsequent Shields Reinvestment Closing, Shields Topco will have) all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not be reasonably likely to be materially adverse to such Topco following the Effective Time. Sycamore Parent will have provided the Investors with true and correct copies of the organizational documents for each Topco prior to the Reinvestment Closing.

2.2            Authority; Enforceability. Sycamore Parent has, and as of the Reinvestment Closing (and, if applicable, as of the Subsequent Shields Reinvestment Closing), Sycamore Parent and each Equity Seller will have, all requisite power and authority to execute, perform and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and such other agreements or instruments, and the consummation of the transactions contemplated herein and therein, has been duly and validly authorized by all necessary corporate (or similar) action on the part of Sycamore Parent and, as of the Reinvestment Closing (and, if applicable, as of the Subsequent Shields Reinvestment Closing), will have been, duly and validly authorized by all necessary corporate (or similar) action on the part of each Equity Seller. This Agreement constitutes, and each of such other agreements or instruments will constitute, when executed and delivered by Sycamore Parent, assuming the due authorization, execution and delivery hereof by the other parties hereto, the legal, valid and binding obligation of Sycamore Parent, enforceable against Sycamore Parent in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors, and general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law (such effects and principles, “Equitable Principles”). This Agreement and each of such other agreements or instruments will constitute, when executed and delivered by each Equity Seller, assuming the due authorization, execution and delivery hereof by the other parties hereto, the legal, valid and binding obligation of such Equity Seller, enforceable against such Equity Seller in accordance with their respective terms, except as such enforceability may be subject to Equitable Principles.

2.3            Interests Duly Authorized. All of the Topco Interests to be issued or sold to the Investors under this Agreement, when issued or sold in accordance with the terms of this Agreement, will be duly authorized, validly issued and fully paid-up, in compliance with applicable law or exemptions therefrom. Following compliance with the obligations set forth in Section 1.1, the Investors shall have good, valid, and marketable title to the Topco Interests, free and clear of all Liens, other than (a) those transfer restrictions imposed by applicable securities law or contemplated by this Agreement, the organizational documents of the applicable Topco or the Investor Agreement Documents (as defined in the Interim Investors Agreement) or (b) as a result of any action taken by the Investors or their Affiliates.

2.4            No Conflicts; No Consents. The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by Parent and each Equity Seller will not, with or without the giving of notice or passage of time or both, violate, conflict with or result in the material breach of (i) any of the organizational documents of Parent or such Equity Seller, as applicable, (ii) any law applicable to Parent or such Equity Seller, as applicable or any of Parent’s or such Equity Seller’s assets or properties, as applicable (iii) any judgment, decree, writ, injunction, order or award of any Governmental Entity binding upon Parent or such Equity Seller or any of Parent’s or such Equity Seller’s assets or properties, as applicable or (iv) any agreement to which Parent or such Equity Seller is a party or by which any of its assets or properties is bound. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person, on the part of Parent or any Equity Seller is required to be made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than as provided in the Merger Agreement with respect to the Merger and the other Transactions or as contemplated by the Interim Investors Agreement.

2.5            Ownership of the Topcos. Immediately prior to the Reinvestment Closing (and, if applicable, the Subsequent Shields Reinvestment Closing), Sycamore Parent or another Sponsor Party will own all of the issued and outstanding common equity interests of each Topco and immediately after the Reinvestment Closing (and, if applicable, immediately after the Subsequent Shields Reinvestment Closing), none of the issued and outstanding common equity interests of any Topco will be owned by any person other than the Investors, Sycamore Parent or another Sponsor Party.

2.6            No Other Representation. No Topco has received any representations or warranties, written or oral, from the Investors or any other Person acting on behalf of the Investors, other than those contained in Section 3 of this Agreement.

Section 3.               Representations and Warranties of the Investors. The Investors hereby represent and warrant to Sycamore Parent, as of the date hereof and as of the Reinvestment Closing, as follows:

3.1            Ownership and Title of Existing Shares. The Investors are the sole record or beneficial owner of the Existing Shares, having good and marketable title thereto, free and clear of any Liens, other than those transfer restrictions imposed by applicable securities Law or contemplated by the Company’s organizational documents, the Voting Agreement, the Interim Investors Agreement or the Company Shareholders Agreement (as defined in the Merger Agreement) (which, in any event, will not affect, delay or prevent the Reinvestment), and no Person has a right to acquire any of such securities. Except as contemplated under this Agreement, the Merger Agreement or the Interim Investors Agreement, there are no outstanding subscriptions, options, warrants, rights, calls, Contracts, commitments, understandings or agreements to purchase or otherwise acquire, or relating to the issuance of, any of the Investors Existing Shares.

3.2            Authority; Enforceability. The Investors have all requisite corporate (or similar) power, legal capacity and authority to execute, deliver and perform this Agreement and any other agreements or instruments to be executed by the Investors in connection herewith and to consummate the transactions contemplated herein and therein. This Agreement constitutes (and, when executed and delivered by the Investors, each of such other agreements or instruments will constitute) assuming the due authorization, execution and delivery hereof by Sycamore Parent and each Equity Seller, the legal, valid and binding obligation of the Investors, enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors, and general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law. Each Investor (other than SP) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. There are no consents of any other Person (other than the signatories hereto) that have not already been obtained that are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.3            Investment Intent. The Investors are acquiring the Topco Interests for the Investors’ own account as principal, for investment purposes only, not for any other Person and not for the purposes of resale or distribution. The Investors are not subscribing for the Topco Interests from the Equity Sellers in a fiduciary capacity.

3.4            Financial Status. Each Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or (ii) an entity in which all equity owners are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Investors are able to bear the economic risk of an investment in the Topco Interests for an indefinite period of time and understand that the Topco Interests have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Investors have received no advice from the Sponsor Parties or any Equity Seller or any of their respective affiliates as to the legal, investment or tax consequences of the Reinvestment contemplated by this Agreement or the Investors’ investment in the Topco Interests.

3.5            Access to Information. The Investors have been given the opportunity to ask questions of and receive answers from the Sponsor Parties and their representatives concerning (i) the terms and conditions of the issuance of the Topco Interests and the other transactions contemplated in connection with the Reinvestment and (ii) the financial condition, operation and prospects of each Topco and its subsidiaries after giving effect to the Merger and the Restructuring.

3.6            No Other Representation. The Investors have received no other representations or warranties, written or oral, from the Company or the Sponsor Parties or any other Person acting on behalf of the Company or the Sponsor Parties, other than those contained in Section 2 of this Agreement.

3.7            No Conflicts; No Consents. The authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein by the Investors do not, and will not, (a) result in the material breach of (i) other than with respect to SP, any of the Investors’ organizational documents, (ii) any law applicable to any Investor or any of such Investor’s assets or properties, (iii) any judgment, decree, writ, injunction, order or award of any Governmental Entity binding upon such Investor or any of such Investor’s assets or properties, or (iv) any agreement to which such Investor is a party or by which any of its assets or properties is bound; or (b) violate, conflict with or result in the material breach of any term or provision of, require any material notice or consent under, give rise to a right of termination of, constitute a material default (or event which with or without the giving of notice or passage of time or both, would become a material breach) under, result in the acceleration of, or give rise to a right to accelerate any obligation under, any material Contract to which the Investors are party. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person, on the part of any Investor is required to be made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than as provided in the Merger Agreement with respect to the Merger and the other Transactions or as contemplated by the Interim Investors Agreement.

Section 4.               Agreements and Acknowledgements of the Investors. The Investors hereby agree and acknowledge to Sycamore Parent as follows:

4.1            No Registration. The Investors understand and agree that the Topco Interests are being acquired by the Investors in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom. The Investors understands that the Topco Interests have not been, and will not be, approved or disapproved by the Securities and Exchange Commission or by any other federal, state or international agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to the Investors by the Sponsor Parties or any Topco. No federal or state governmental agency has passed on or made any recommendation or endorsement of the Topco Interests or an investment in the Topco Interests.

4.2            Limitations on Disposition and Resale. The Investors understand and acknowledge that the Topco Interests have not been and will not be registered under the Securities Act, or the securities laws of any state and, unless the Topco Interests are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction. The Investors agree not to sell, transfer or otherwise dispose of the Topco Interests unless the Topco Interests have been so registered or an exemption from the requirement of registration is available under the Securities Act or any applicable state or foreign securities Laws. The Investors further acknowledge and agree that their ability to dispose of the Topco Interests will be subject to restrictions contained in the organizational documents of the applicable Topco and the Investors Agreement Documents (as defined in the Interim Investors Agreement). The Investors agree that the Topco Interests received in the Reinvestment may be required to bear appropriate legends with respect to the foregoing restrictions. The Investors recognize that there will not be any public trading market for the Topco Interests and, as a result, the Investors may be unable to sell or dispose of their interests in the Topcos. The Investors further acknowledge and agree that no Topco shall have any obligation to register any Topco Interests or other interests in any Topco into which Topco Interests may be convertible.

4.3.            Other Agreements and Acknowledgements. The Investors agree that they shall, upon request, execute and deliver any additional documents or instruments or take, or cause to be taken, such other actions as may be reasonably deemed by the Sycamore Parent to be necessary or advisable to carry out the intent or purposes of this Agreement.

Section 5.               Tax Treatment. Subject to the terms of the Interim Investors’ Agreement, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the parties to this Agreement intend that the Investors be treated as having sold all of their Existing Shares in the Merger in a fully taxable transaction and as having acquired equity interests of the Topcos in accordance with this Agreement.

Section 6.               Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

Section 7.               Consent to Jurisdiction. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any legal proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 8 or in such other manner as may be permitted by applicable law, and nothing in this Section 7 will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any legal proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any legal proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such legal proceeding in the Chosen Courts or that such legal proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any legal proceeding relating to this Agreement or the transactions contemplated in any court other than the Chosen Courts. Each of the parties hereto agrees that a final non-appealable judgment in any legal proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Section 8.               Notices. All notices and other communications provided for herein shall be in writing and shall be delivered either by hand, by reputable overnight courier service or by email with confirmation of delivery (in portable document format (“pdf”)) as follows:

(a)	If to Sycamore Parent, then to:

Blazing Star Parent, LLC
c/o Sycamore Partners Management, L.P. 9 West 57th Street, 31st Floor New York, NY 10019
Email:	rmcclendon@sycamorepartners.com
kburke@sycamorepartners.com
jwoodworth@sycamorepartners.com
smurphy@sycamorepartners.com
Attn:	Ryan McClendon
Kevin Burke
John D. Woodworth
Sean Murphy

with a copy, which shall not constitute notice, to:

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

Attn:	Brian Wolfe
Darren Schweiger
Michael Senders

Email:	brian.wolfe@davispolk.com
darren.schweiger@davispolk.com
michael.senders@davispolk.com

(b)	If to the Investors, then to the address as set forth on the Investors’ signatures page hereto with a copy, which shall not constitute notice, to:

The Family Office
24, boulevard du Ténao
98000 Monaco
Attention: Ben Burman
Email:bburman@burman-avocat.com

and

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001
Attn:	Jeffrey J. Rosen
Gordon S. Moodie
Emily F. Huang
Email:	jrosen@debevoise.com
gsmoodie@debevoise.com
efhuang@debevoise.com

All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (ii) immediately upon delivery by hand or by email transmission with confirmation of delivery. Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been delivered and received at 9:00 a.m., addressee’s local time, on the next Business Day.

Section 9.               Binding Effect; Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the each of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by (a) the Investors without the prior written consent of the Sycamore Parent (provided that any Investor may assign their rights and obligations hereunder to any transferee to which it transfers the Existing Shares pursuant to and in compliance with Section 2.4 of the Interim Investors’ Agreement provided that (i) such transferee signs a joinder to this Agreement agreeing to be bound by the terms hereof and (ii) such assignment shall not relieve such Investor of its obligations hereunder) or (b) Sycamore Parent without the prior written consent of the Investors.

Section 10.               Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission (such as by electronic mail in “.pdf” form) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.               Entire Agreement. This Agreement, together with the Merger Agreement, the Voting Agreement and the Interim Investors’ Agreement (including the Exhibits, Schedules and Annexes to each of the foregoing), constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral.

Section 12.               Termination of this Agreement. This Agreement shall terminate and no longer have any force or effect upon the mutual written consent of Sycamore Parent, the Investors and the Company and this Agreement shall terminate automatically, without any action of the parties hereto, upon the valid termination of the Merger Agreement in accordance with its terms.

Section 13.               Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled under this Agreement or otherwise at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy and agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 14.               No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person, including any party to the Merger Agreement, shall have any right, benefit, priority or interest, as third party beneficiary or otherwise, in, under or because of the existence of, this Agreement; provided that, notwithstanding the foregoing or anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Company is an express third party beneficiary (i) for purposes of enforcing the Investors’ obligations to cause the Aggregate Equity Investment Amount to be funded at the Reinvestment Closing (or, if applicable, at the Subsequent Shields Reinvestment Closing), and (ii) of Section 12, Section 13, this Section 14 and Section 17, in each case, on the terms and subject to the conditions set forth herein.

Section 15.               Further Assurances. Subject to the terms and conditions provided herein, each party hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

Section 16.               Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 17.               Amendment. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance; provided that such amendments, modifications or waivers shall also require the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first above written.

BLAZING STAR PARENT, LLC

By:	/s/ Kevin Burke
Name:	Kevin Burke
Title:	Co-President

[Signature Page to Reinvestment Agreement]

INVESTORS:
STEFANO PESSINA

/s/ Stefano Pessina

Address:
c/o The Family Office
24, boulevard du Ténao
98000 Monaco

Email: paolo.ferretto@ergeny.com

Alliance Santé Participations S.A.

By:	/s/ Simone Retter
Name:	Simone Retter
Title:	Président (Chairman)

By:	/s/ Stefano Pessina
Name:	Stefano Pessina
Title:	Administrateur (Director)

Address:
14, avenue du X Septembre
L-2550 Luxembourg
Grand Duchy of Luxembourg

Email: ben.burman@ergeny.com

[Signature Page to Reinvestment Agreement]